Exhibit 99.1

CAPITALIZATION

The following table sets forth as of March 31, 2010:

•                  The capitalization of Six Flags Entertainment Corporation (the “Company”) (i.e., cash, restricted-use investments, debt, redeemable noncontrolling interests and equity); and

•                  The Company’s capitalization after giving pro forma effect to the transactions consummated in connection with the Modified Fourth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Plan”) filed by Six Flags, Inc. (“SFI”), Six Flags Operations Inc. (“SFO”) and Six Flags Theme Parks Inc. (“SFTP”) and certain of SFTP’s domestic subsidiaries (collectively with SFI, SFO and SFTP, the “Debtors”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which was approved and confirmed by the Bankruptcy Court on April 30, 2010 (the “Effective Date”) pursuant to an order dated April 29, 2010, including the cancellation of all of SFI’s securities and the discharge of certain claims against the Debtors through the distribution of cash and the Company’s common stock, par value $0.025 per share, and the application of the proceeds from SFTP’s borrowings under the Exit Facility Loans, the Offering, the Direct Equity Purchase and the Additional Equity Purchase, assuming that the Delayed Draw Equity Purchase has not occurred.  Capitalized terms used but not defined herein have the meaning given to such terms in the Plan, which was filed with the Securities and Exchange Commission as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated May 4, 2010.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010.  The pro forma amounts in this table do not reflect the effect of fresh start reporting, nor does the table purport to be indicative of the Company’s future operating results or financial condition.  Fresh start reporting may change the carrying amount of certain assets, liabilities and redeemable noncontrolling interests on the Company’s balance sheet to reflect fair values, following the applicable guidelines of purchase accounting.

The historical financial statements of the Company will not be comparable to the Company’s financial statements from and after the Effective Date due to the effects of the consummation of the Plan as well as adjustments for fresh start reporting.

	March 31, 2010
	Actual	As Adjusted
	(in thousands)
	(unaudited)

Cash and cash equivalents(1)	$86,717	$15,000

Restricted-use investments	$2,706	$2,706

Current maturities of long-term debt(2)(3)	$487,219	$38,196

Long-term debt (excluding current maturities)(4):
Prepetition Credit Agreement(2)	$818,125	$—
Exit First Lien Facility	—	770,000
Exit Second Lien Facility	—	250,000
Existing TW Loan (2)	—	—
SFI 9¾% Senior Notes due 2013(3)	142,441	—
SFI 9⅝% Senior Notes due 2014(3)	314,787	—
SFI 4½% Convertible Senior Notes due 2015(3)	280,000	—
SFO 12¼% Senior Notes due 2016(3)	400,000	—
Other indebtedness(5)	840	840
Net premiums	—	(11,450)

Total long-term debt	1,956,193	1,009,390

Redeemable minority interests	355,933	355,933

7¼% Mandatorily redeemable preferred stock, $1.00 par value per share (represented by the PIERS)	306,650	—

Stockholders’ equity (deficit)(6)	(757,473)	773,481

Total capitalization	$2,351,228	$2,179,706

(1)  As adjusted reflects $71.7 million in estimated total reorganization costs that as of March 31, 2010 had not been paid.

(2)  Actual balance includes $835.1 million outstanding under the $850.0 million term loan (which was paid in full under the Plan), $270.3 million outstanding under the $275.0 million working capital revolving credit portion of this facility (which was paid in full under the Plan), $131.1 aggregate principle amount of SFI’s 8-7/8% Senior Notes due 2010 (the “2010 Notes”) (which were canceled pursuant to the Plan), HWP’s $32.2 million term loan which was consolidated during the first quarter of 2010, $30.7 million of the Existing TW Loan (which was paid in full under the Plan), $4.5 million of Partnership Park lines of credit draws and $1.5 million of capital leases.

(3)  As adjusted amount reflects the cancellation pursuant to the Plan of $131.1 million aggregate principal amount of the 2010 Notes included in the current maturities of long term debt, $142.4 million aggregate principal amount of the SFI 9-3/4 Senior Notes due 2013, $314.8 million aggregate principal amount of the SFI 9-5/8 Senior Notes due 2014, $280.0 million aggregate principal amount of the SFI 4-1/2 Convertible Senior Notes due 2015, and payment in full of the $400.0 million aggregate principal amount of the SFO 121/4 Senior Notes due 2016 pursuant to the Plan.

(4)  Of the March 31, 2010 actual balances, $737.2 million of long-term debt (excluding current maturities) was issued by SFI, $400.0 million was issued by SFO, and $818.1 million was issued by SFO’s subsidiaries.

(5)  Includes $0.6 million outstanding under a capital lease relating to the Company’s Six Flags Over Texas park and $0.2 million outstanding under a capital lease with Papa John’s.

(6)  As adjusted balance based on the $700 million in equity proceeds from the Offering, the Direct Equity Purchase, the Additional Equity Purchase and the SFO Equity Conversion divided by the 90.5% ownership of the Company acquired from these transactions and the equity fee from the $25.0 million Delayed Draw Equity Purchase.